Bone Biologics Corporation

321 Columbus Ave.

Boston, MA 02116

February 29, 2016

William Jay Treat

7 Dellwood

Dove Canyon, CA 92679

Dear Jay:

The purpose of this letter agreement (“Agreement”) is to set forth our mutual understanding and agreement with respect to your separation from employment with Bone Biologics Corporation (“the Company”). In consideration of the mutual covenants set forth herein, the receipt and sufficiency of which you acknowledge, we have agreed as follows:

1.	Separation from Employment. Your separation from employment shall be effective as of the close of business Tuesday, March 1, 2016 (your “separation date”), and you shall have relinquished as of that date any and all positions that you have held with the Company. You shall not be considered an employee of the Company for any purpose after that date.

2.	Compensation. With the payment of your final paycheck, you agree that you have received all compensation to which you are entitled in connection with your employment through your separation date. You agree to make no claims for further compensation from the Company of any type, including without limitation, bonus payments, commission payments, and vacation pay.

3.	Salary Continuation. Subject to and in consideration of your acceptance of this Agreement and the General Release contained in paragraph 13 (“General Release”), and the expiration of the seven (7) day revocation period contained in paragraph 15, the Company shall continue to pay your current base salary (at the rate of $300,000, when annualized), less all applicable tax withholdings and any other applicable payroll deductions, through September 19, 2016 (the “Severance Period”). Such payments shall be made in installments corresponding to the regular pay periods of the Company and shall be mailed to you at the address listed above.

4.	Health Insurance Continuation. You may be eligible to elect health insurance continuation through the Company’s insured group health plan for up to eighteen (18) months after your separation date pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), providing for continuation of coverage, or applicable state law. Notice of your rights and obligations concerning continuation of coverage will be provided to you under separate cover in accordance with applicable law. If you elect such continuation coverage, and subject to and in consideration of your acceptance of this Agreement and the General Release, and the expiration of the 7 day revocation period contained in paragraph 15, the Company shall continue to pay the employer portion of your group health insurance premium during the Severance Period.

5.	Transition Expenses. Subject to and in consideration of your acceptance of this Agreement and the General Release, and the expiration of the seven (7) day revocation period contained in paragraph 15, the Company shall make a payment to you in the gross amount of $2,500, less all applicable tax withholdings and any other applicable payroll deductions, to defray transition expenses. Such payment shall be made within 30 days of the expiration of the seven (7) day revocation period and shall be mailed to you at the address listed above.

6.	Stock Options. Subject to and in consideration of your acceptance of this Agreement and the General Release, and the expiration of the seven (7) day revocation period contained in paragraph 15, the Company shall award you a fully-vested option to purchase 54,000 shares of the Company’s common stock, pursuant to the terms of the Company’s 2015 Equity Incentive Plan. Such option will have an exercise price of $2.05 per share (which is the current fair market value of the Company’s common stock), and will be exercisable through February 16, 2021. In addition, the terms of your existing stock options (exercisable for 799,414 shares) are hereby amended to provide that you will have until February 16, 2021 to exercise such options.

7.	Transfer of Responsibilities. You shall cooperate fully with the Company and its personnel to provide an orderly transfer of your duties and responsibilities. Time spent on transition work will be reasonable and limited in scope so as not to interfere with potential new employment. This cooperation includes but is not limited to timely compliance with all reasonable requests for information, with any obligations under this paragraph to be terminated after the last payment of severance. Any request for assistance on ongoing manufacturing and product troubleshooting issues after September 19, 2016 will be fully compensated to you under the rates provided in paragraph 12.

8.	Status of Employee Benefits, Paid Time Off. Except as otherwise expressly provided in Paragraph 4 of this Agreement, your participation in all employee benefit plans of the Company has ended as of the separation date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the separation date.

9.	Confidentiality. You agree, to the extent permitted by law, to keep confidential and not to disclose the existence or terms of this Agreement or sums paid under this Agreement to anyone or to any organization, except you may disclose such information to your spouse, attorney, and financial advisor, provided you have received in advance their promises to maintain this information in strict confidence; provided, however, that nothing in this Agreement will prevent you from cooperating with or participating in any proceeding before the federal Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing (“DFEH”), or any other federal, state or local governmental agency. You also agree that you will not, without the Company's prior written consent, reveal or disclose to any person or entity outside of the Company or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning the business or affairs of the Company, or concerning the Company's customers, clients, or employees (“Confidential Information”).

10.	Return of Property. You acknowledge that you have returned to the Company all property of the Company that is in your possession or under your control, including, without limitation, any and all files, documents and other information with respect to the Company's management, business operations or customers, including all files, documents, or other information containing Confidential Information, except that you may keep your Company computer after the Company has cleaned its hard drive. Further, you represent and warrant that you have not retained any copy of any Company documents, materials, or information (whether in hardcopy, on electronic media or otherwise). You agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

11.	Non-Disparagement. You further agree, to the extent permitted by law, that you will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to any third party, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging to the Company's reputation or good will or to the reputation or good will of any person associated with the Company. The Company agrees to instruct its executives not to make any remarks or comments, orally or in writing, to any third party, which remarks or comments reasonably could be construed to be derogatory or disparaging to you, or which reasonably could be anticipated to be damaging to your reputation or good will or to the reputation or good will of any person associated with you.

12.	Cooperation in Litigation. At the Company's request, you agree to assist, consult with, and cooperate with the Company in any litigation or administrative procedure or inquiry that involves the Company, subject to reimbursement for your actual time spent working at $200.00/hr and reasonable out of pocket expenses, such as travel, meals, or lodging. Time spent in travel will be reimbursed at $75/hour, with a cap of $500 for travel per day.

13.	General Release of Company. You, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release, remise and forever discharge (i) the Company and its successors, assigns, former or current shareholders, officers, directors, employees, agents, attorneys and representatives, whether in their individual or official capacities, (ii) Amir Heshmatpour and his heirs, legal representatives, assigns and successors in interest, and (iii) AFH Holding & Advisory, LLC and its successors, assigns, former or current shareholders, officers, directors, employees, agents, attorneys and representatives (together, the “Company Released Parties”), whether in their individual or official capacities, from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, you now have, may have or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000 et seq.; the California Fair Employment and Housing Act, Cal. Civil Code Section 12900 et. seq., the California Labor Code; Section 132a governing workers compensation retaliation claims; claims for breach of contract or based on tort; and any other statutory, regulatory or common law causes of action (“the Company Released Claims”). You hereby acknowledge and understand that this is a General Release and by signing this Agreement you are giving up your rights to file any claim in any court and to seek and/or receive any form of compensation arising from your employment or separation from employment.

You are aware that Section 1542 of the Civil Code of the State of California provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You understand that this Section gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right. You nevertheless voluntarily waive the rights described in Section 1542 from the subject of this Agreement, and waive all claims that now exist in your favor, known or unknown.

To the extent permitted by law, you specifically agree not to commence any legal action in any state or federal court (an “Action”) against any of the Company Released Parties arising out of or in connection with the Company Released Claims. To the extent permitted by law, you expressly agree that if you commence such an Action in violation of this Agreement, you shall indemnify the Company Released Parties for the full and complete costs of defending such an Action and enforcing this Agreement, including reasonable attorneys' fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. This Agreement does not act as a waiver or release of any complaints or charges that you cannot by law waive or release, and does not prohibit you from: (i) filing a charge or complaint with the EEOC, the DFEH or any other state or federal agency, or (ii) participating in any investigation or proceeding conducted by the EEOC or DFEH.

14.	General Release of William Jay Treat. The Company, for itself and its successors and assigns, hereby knowingly and voluntarily releases, remises and forever discharges you and your heirs, legal representatives, assigns and successors in interest (together, the “Treat Released Parties”), from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, it now has, may have or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to this date, including, without limitation, any claims for breach of contract or based on tort, and any other statutory, regulatory or common law causes of action (“the Treat Released Claims”).

The Company is aware that Section 1542 of the Civil Code of the State of California provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The Company understands that this Section gives it the right not to release existing claims of which it is not now aware, unless it voluntarily chooses to waive this right. It nevertheless voluntarily waives the rights described in Section 1542 from the subject of this Agreement, and waives all claims that now exist in its favor, known or unknown.

To the extent permitted by law, the Company specifically agrees not to commence any legal action in any state or federal court (an “Action”) against any of the Treat Released Parties arising out of or in connection with the Treat Released Claims. To the extent permitted by law, it expressly agrees that if it commences such an Action in violation of this Agreement, it shall indemnify the Treat Released Parties for the full and complete costs of defending such an Action and enforcing this Agreement, including reasonable attorneys' fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. This Agreement does not act as a waiver or release of any complaints or charges that it cannot by law waive or release, and does not prohibit it from: (i) filing a charge or complaint with any state or federal agency, or (ii) participating in any investigation or proceeding conducted by the EEOC or DFEH.

15.	Acknowledgment/ADEA Disclosures. You acknowledge and agree that you understand the meaning of this Agreement, including the General Release, and that you freely and voluntarily enter into it. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of this Agreement and the General Release.

You acknowledge that you have been advised:

(i) that you have twenty-one (21) days to consider this Agreement;

(ii) to consult with an attorney prior to executing this Agreement;

(iii) this Agreement does not release any claims that arise after the execution of this Agreement; and

(iv) for a period of seven (7) days after executing this Agreement, you may revoke this Agreement by providing written notice of such revocation to Steve LaNeve via email at stevelaneve@gmail.com and this Agreement and General Release shall not become effective or enforceable until such seven-day period has expired.

In the event that you execute this Agreement prior to the expiration of the twenty one (21) day period during which you may consider it, you represent and acknowledge that you have done so voluntarily and of your own free will without any coercion or compulsion of any nature by the Company or anyone associated with the Company. No modifications to this Agreement shall have the effect of delaying or restarting the twenty one (21) day period.

16.	Non-Disclosure, Non-Solicitation, and Related Understandings. You acknowledge the validity and continuing applicability of the agreements and covenants contained in your President and Chief Technology Officer Employment Agreement dated September 19, 2014 concerning the non-use and return of confidential information, inventions, non-disparagement, and non-solicitation. Those agreements and covenants are incorporated herein by reference.

17.	Legal Provisions. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles. A waiver of any breach of or failure to comply fully with any provision of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach thereof or failure to comply. If any portion or provision of this Agreement shall to any extent be deemed invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted. To avoid any possible misunderstanding, the Company intends this Agreement to be a comprehensive statement of the terms of your separation. This Agreement supersedes any prior understanding or statement made to you by the Company regarding your positions with the Company or your arrangements with the Company for the period after your separation. For the same reason, any modifications of the terms set forth in this Agreement must be in writing and signed by you and by me on behalf of the Company.

Please indicate your agreement to the terms of this Agreement by signing and dating the last page of the enclosed copy of this Agreement, and return it to me not later than the close of business on March 22, 2016, which you acknowledge to be more than twenty-one (21) days from the date of your receipt of this Agreement. If this Agreement is not returned by such date, it shall expire.

Sincerely,

BONE BIOLOGICS CORPORATION

Steve LaNeve
CEO and President

AGREED TO AND EXECUTED THIS 14 DAY OF March, 2016.

William Jay Treat